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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (date of earliest event reported): May 24, 2000



                            PROTOCOL SYSTEMS, INC.
            (exact name of registrant as specified in its charter)


           Oregon                          0-19943               93-0913130
(State or other jurisdiction of          (Commission           (IRS Employer
incorporation or organization)           File Number)        Identification No.)


8500 S.W. Creekside Place, Beaverton, Oregon                        97008
(Address of principal executive offices)                          (zip code)


Registrant's telephone number, including area code: (503) 526-8500

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Item 5.  OTHER ITEMS.

     On May 24, 2000, Protocol Systems, Inc. (the "Company"), Welch Allyn, Inc. ("Parent") and Welch Allyn Acquisition Corporation, a wholly-owned subsidiary of Parent ("Merger Sub"), entered into an Agreement and Plan of Merger, dated as of May 24, 2000 (the "Merger Agreement"), by and among the Company, Parent and Merger Sub. The Merger Agreement provides for Merger Sub to commence a cash tender offer (the "Offer") by June 8, 2000 for all of the shares of common stock of the Company (the "Common Stock") at a price of $16.00 per share, upon the terms and subject to the conditions contained in the Merger Agreement. The Merger Agreement further provides that, upon the satisfaction or waiver of the conditions set forth in the Merger Agreement (including, without limitation, the consummation of the Offer), and in accordance with the provisions of applicable law, Merger Sub will be merged (the "Merger") with and into the Company. In the Merger, the remaining holders of Common Stock (other than Parent, Merger Sub or any subsidiary of any of the foregoing) will receive the same per share consideration as is paid to holders of Common Stock in the Offer. Following the consummation of the Merger, the Company will continue as the surviving corporation. The foregoing is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto.

     Filed herewith as Exhibit 99.1 is a copy of the joint press release issued by the Company and Parent on May 25, 2000 announcing the execution of the Merger Agreement.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          (c)  Exhibits

          2.1 Agreement and Plan of Merger, dated as of May 24, 2000, by and among Protocol Systems, Inc., Welch Allyn, Inc. and Welch Allyn Acquisition Corporation.

         99.1 Joint Press Release of Protocol Systems, Inc. and Welch Allyn, Inc. issued on May 25, 2000.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on May 25, 2000.


                                      PROTOCOL SYSTEMS, INC.
                                      (Registrant)



                                      /s/ Edward M. Kolasinski
                                      ------------------------------------------
                                      Edward M. Kolasinski
                                      Vice President and Chief Financial Officer